Exhibit 10.51

JOINT VENTURE AGREEMENT

by and between

Advanced Semiconductor Engineering, Inc.

and

Compeq Manufacturing Co., Ltd.

JOINT VENTURE AGREEMENT

THIS AGREEMENT made this 28 day of October, 2003 by and between the following parties:

a)	Advanced Semiconductor Engineering, Inc., a corporation organized and existing under the laws of the Republic of China (“ROC” or “Taiwan”) and having its registered office at No. 26, Jin 3rd Road, Nantze Export Processing Zone, Kaohsiung City, as a Party of the first part (hereinafter referred to as “ASE”); and

b)	Compeq Manufacturing Co., Ltd., a corporation organized and existing under the laws of the ROC and having its registered office at No. 91, Lane 814, Da-Hsin Road, Hsin-Chuang Village, Lu-Tzu County, Taoyuan Hsien, as a Party of the second part (hereinafter referred to as “COMPEQ”).

(ASE and COMPEQ hereinafter collectively referred to as “Parties” or “Shareholders” and each individually “Party” or “Shareholder”)

W I T N E S E T H

WHEREAS, ASE and COMPEQ desire to cooperate with each other in the formation of a new enterprise to supply substrates to leading semiconductor companies globally, subject to the terms and conditions of this Agreement and of all other agreements and documents contemplated hereunder and referred to herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1—Formation of the Company

1.1 The Parties agree to form a company limited by shares (herein called the “Company”) under the ROC Company Law (herein called the “Company Law”) prior to December 31, 2003, having the Articles of Incorporation in the form and with the content of the Articles of Incorporation in the Chinese language attached hereto as Exhibit 1.1 and made a part hereof. The name of the Company shall be “ ” in the Chinese language and the Company shall be known as “ASE-Compeq Technologies Inc.” in the English language.

1.2 The core business of the Company shall be to develop the market in Taiwan for substrate business as more specifically set forth in Article 4 of this Agreement in accordance with the terms hereof and to conduct other activities related or incidental to such objectives as the Board of Directors of the Company (the “Board of Directors”)

may agree from time to time (the “Business”). No other business may be carried on without the prior approvals of the Board of Directors.

The term “Affiliated Person” in respect of each Party shall mean any company or companies in which such Party controls direct or indirect ownership of more than 50% of the outstanding issued shares.

1.3 The initial authorized capital of the Company shall be Twenty Million New Taiwan Dollars (NT$20,000,000) (the “Initial Authorized Capital”), which shall be fully paid up at formation of the Company. The shares of the Company shall be in the form of common, registered shares, having full voting rights and a par value of Ten New Taiwan dollars (NT$10) each. The Parties hereto agree to subscribe for the paid-up capital of the Company according to the following ratios (the “Shareholding Ratio”):

Name of Shareholders	Shareholding Ratio

ASE	Sixty Percent (60%)

COMPEQ	Forty Percent (40%)

1.4 The Company will subsequently be capitalized, in phases, at a level consistent with its mission and initial operating strategy, with ASE and COMPEQ contributing according to the Shareholding Ratio, subject to Article 1.5 hereof. Upon any increase of the paid-up capital, the Parties shall, after obtaining the required government approvals, if any, promptly pay to the Company the amount of such increased capital according to their respective Shareholding Ratio. In case either Party fails to subscribe for its portion of the increased shares, such portion may be subscribed by the other Party. If such other Party fails to subscribe to the shares, such shares may then be offered to a third party to be approved by the Board of Directors.

1.5 Ten to fifteen percent (10%-15%) of any subsequent increase of the paid-up capital of the Company shall be allocated for subscription by the employees. The Parties may subscribe the new shares not so subscribed by the employees in accordance with the Shareholding Ratio.

ARTICLE 2—Structure of the Company

2.1 The annual board meeting which shall be held prior to the annual shareholders meeting, shall review , among others, the implementation of the Business Plan (as defined below).

2.2 The Board of Directors shall consist of five (5) Directors and two (2) supervisors to be nominated by the Parties as follows:

Nominating Party	Number of Directors	Number of Supervisor

ASE	Three (3)	one (1)

COMPEQ	Two (2)	one (1)

During the term of the office, any Director/Supervisor nominated by ASE or COMPEQ may be removed in accordance with the Company Law at the request of the Party who nominated him. If a vacancy occurs in such position (whether by reason of removal or for any other reason), it shall be filled by a nominee of the Party whose nominee vacated the position. In the event that any Party does not nominate in writing to the Company its nominee(s) for Director/Supervisor thirty (30) days before the Board meeting for the election of Director/Supervisor, the other Party has the right to nominate the same on such Party’s behalf.

2.3 The Board of Directors shall appoint as the President/Chief Operating Officer nominated by COMPEQ. The President shall be the Chief Operating Officer, and shall have overall supervision of the day-to-day business of the Company and shall be responsible to carry out all resolutions of the meetings of Shareholders and the Board of Directors. In the event that COMPEQ does not nominate in writing to the Company its nominee for President/Chief Operating Officer thirty (30) days before the Board meeting for such appointment, ASE has the right to nominate its own nominee to the Board of Directors.

2.4 The Board of Directors shall appoint a Chief Financial Officer nominated by ASE, who shall supervise and administer financial, treasury, tax, accounting (including the annual audit performed by the independent accounting firm), credit, collection procedures and operations, and any other matters delegated by the Board of Directors from time to time. The Chief Financial Officer shall keep full and accurate books of account reflecting all assets, liabilities and transactions of the Company and shall supervise the preparation of all budgets necessary or desirable relating to receipts or expenditures of the Company and the preparation of the documents which the Board of Directors is required to submit to the Supervisors and the meeting of Shareholders under the Company Law. In the event that ASE does not nominate in writing to the Company its nominee for Chief Financial Officer thirty (30) days before the Board meeting for such appointment, COMPEQ has the right to nominate its own nominee to the Board of Directors.

2.5 The Board of Directors may appoint any other managers as deemed necessary. These managers shall have such duties consistent with their titles as the Board of Directors may from time to time prescribe.

2.6 Any President/Chief Operating Officer and Chief Financial Officer as nominated by ASE or COMPEQ herein may be removed in accordance with the Company Law at the request of the Party who nominated him. If a vacancy occurs in any such position (whether by reason of removal or for any other reason), it shall be filled by a nominee of the Party whose nominee vacated the position, subject to the same procedures as set forth in Articles 2.3 and 2.4 hereof.

2.7 The Board of Directors shall elect a Chairman of the Board of Directors from among the Directors nominated by ASE.

2.8 The proceedings of the meetings of Shareholders and Board of Directors and the resolutions made therein shall follow the requirements as stipulated in the Company Law.

ARTICLE 3—Transfer of Shares

3.1 No Party shall transfer, sell, assign, pledge, encumber or otherwise dispose of shares of the Company except as provided in this Article 3. A Party may dispose of its shares to an Affiliated Person of such Party at any time.

3.2 If a Party (herein called the “Selling Party”) desires to transfer, sell or assign shares of the Company to a third party, other than to an Affiliated Person of such Party, it shall first offer to transfer, sell or assign such shares to the other Party at the price and on the terms and conditions contained in a bona fide offer received from or made to the third party. The Selling Party shall immediately furnish the Company and the other Party with written notice of any intended sale, assignment or transfer of shares to a third party and such notice shall be in sufficient detail so as to fully inform the other Party about the nature and extent of the intended transfer, assignment or sale. At the time of the aforesaid notice, Selling Party shall offer to transfer, sell or assign such shares to the other Party. The other Party hereto may exercise its right to acquirethe shares at any time within thirty (30) days after receipt of the notice from the Selling Party and shall make payment of the purchase price within thirty (30) days after the preferential right is so exercised and government approval is obtained, if necessary. If the non-selling Party does not desire to acquire the shares after the expiration of the thirty (30)-day period, the Selling Party may transfer, sell or assign the shares to the third party at the terms and conditions not more favorable than those offered to the non-selling Party.

3.3 If a Party or a third party (including an Affiliated Person) transfers, sells, assigns, or otherwise disposes of the shares of the Company other than pursuant to this Article 5, the other Party not disposing of the shares shall be entitled to liquidated damages from such Party or third Party equal to ten (10) times the par value of the shares disposed of, or ten (10) times the proceeds received by such Party as a result of the disposal of its shares, whichever is higher.

ARTICLE 4—Operation of the Company

4.1 The Company shall build a well diversified customer base comprised of leading semiconductor companies, such that no single customer occupies more than 25% of the Company’s total capacity, unless otherwise agreed by the Board of Directors.

4.2 The mission of the Company shall be to meet and exceed the goals established for the Company in the Business Plan. The Company shall establish a strong market position for the Business through aggressive and creative marketing programs and provide customers with superior products and services. Among its activities, the Company shall:

(a)	promote the targeted market for the Business through various sources;

(b)	develop value-added marketing skills;

(c)	exploit/leverage the Company’s relationship with customer base;

(d)	strive to rapidly build a strong customer base and excellent reputation for service; and

(e)	strive always in order of importance for (i) improved profitability; (ii) increase in revenue; and (iii) increase in market share.

4.3 For the purpose of Article 4.2 hereof, the Company shall engage in full research and development, manufacturing and marketing activities, taking into consideration of market conditions and the Company’s organizational development to achieve the following goals (the “Business Plan”) within three (3) years after its incorporation, provided, however that the Board of Directors may prolong the three (3) years period or change the Business Plan from time to time:

(a)	annual revenue of US$300-500 million;

(b)	20 million unit substrates equivalent per month production capacity;

(c)	technology able to address future generations of build-up substrates (i.e. FC4 and FC5); and

(d)	re-penetration of the Intel substrate business.

4.4 To achieve the Business Plan set forth in Article 4.3 hereof, the Company may initially either (a) source its products from the substrate plant of COMPEQ at Tayuan (“CT Plant”) or (b) has a right of first refusal to acquire or lease a production line from the CT Plant, and lease the physical space occupied by the production line, employ related employees and acquire intellectual property required to operate the production line at the fair market value. As the business develops, the Company may acquire the entire assets of the CT Plant, provided that the CT Plant proves to be competitive in the cost and technology of manufacturing substrates. Notwithstanding the above, the Company can also develop new substrate capacity in other appropriate site to be agreed upon by the Board of Directors.

ARTICLE 5—Protection of Confidential Information

5.1 Proposals, drawings, manuals, specifications, instructions, descriptions, data, know-how, customers list and other information (the “Information”) in connection with the design, sale and servicing of the Business, whether or not reduced to writing, may from time to time be furnished by a Party to the other Party or the Company prior to or during the term of this Agreement, or may from time to time be developed or acquired by the Company during the term of this Agreement. All disclosures of the Information of any Party to any other Party or the Company will be deemed to be no confidential unless specifically designated at the time of disclosure as the confidential Information of the disclosing Party. The receiving Party and the Company may use confidential Information only for the benefit of the Company.

5.2 Confidential Information does not include information:

(a)	which was obtained legally by the receiving party prior to its receipt from the disclosing party;

(b)	which was or has become public not through any act of the receiving party; and

(c)	which has been received from a third party with no obligation of confidentiality.

5.3 The obligation of confidentiality shall not apply in such case that Information is requested by a government agency of competent jurisdiction, but the Party disclosing confidential Information to such government agency shall give the other Party (the “Information Owning Party”) notice prior to such disclosure, which notice shall be reasonably sufficient to allow the Information Owning Party to seek appropriate action to prevent such disclosure.

ARTICLE 6—Non-Competition

During the term of this Agreement, neither Party or any of its Affiliated Person shall engage or be involved, directly or indirectly, in any business which may compete directly or indirectly with the Business of the Company globally, and this restriction shall continue to apply to all Parties and their Affiliated Person for twelve (12) months after ceasing to hold any shares in the Company unless otherwise approved by the meeting of shareholders of the Company and the other Party; provided, however, that either Party or its Affiliated Person, if any, who has been in the business that competes directly or indirectly with the Business of the Company globally as disclosed to the other Party upon the execution of this Agreement may continue the operation of such business without prejudice.

ARTICLE 7—Termination

7.1 This Agreement may be terminated by either Party at any time upon ninety (90) days’ prior written notice to the other Party upon the occurrence of any of the following:

(a)	an event of “Force Majeure” as defined in Article 9.1 if such event continues and cannot be remedied by either Party within a reasonable time after its occurrence and which has a material adverse effect upon the Company;

(b)	a material breach of this Agreement by either Party which is not remedied by the Party in breach within ninety (90) days upon receipt of the notice from the other Party. In the event the breach is not corrected within such period, the Party not in breach, without prejudice to any legal remedies provided for under this Agreement or the ancillary agreements, shall have the right to terminate this Agreement;

(c)	it has been three years from the approval date of incorporation of the Company and the objectives in the Business Plan have not been fully achieved; or

(d)	the insolvency, bankruptcy, dissolution, or liquidation (except in the case of corporate reorganization) of the Company or either Party.

7.2 If this Agreement is terminated by reason of any of the preceding events set forth Article 7.1 hereof, unless otherwise agreed upon by the Board of Directors, the Company (if it has come into existence) shall be liquidated and dissolved in accordance with the laws of the R.O.C.

ARTICLE 8—Implementation of Agreement

8.1 Each Party warrants to the other Party that it has no outstanding commitments or obligations contractual or otherwise which would impede its ability and right to enter into this Agreement and/or fulfill its obligations hereunder, or which would impede the ability and the right of the Company to enter into the other agreements contemplated hereunder and/or fulfill the Company’s obligations thereunder.

8.2 Each Party agrees to hold the other Party harmless and to indemnify the other Party from and against any and all liabilities, losses, costs, damages, reasonable attorney’s fees and expenses which it may sustain by reason of the breach or alleged breach of any of the provision in this Agreement.

ARTICLE 9—Force Majeure

9.1 “Force Majeure” shall mean any cause which is beyond the control of a Party or Parties or the Company invoking force majeure, including but not limited to the following: any law, decree, regulation, order, or request of any governmental authority, nationalization, expropriation, confiscation, requisition, riot, war, hostilities, public disturbance, act of the public enemy, strike, lock out, or other labor dispute, fire, flood, earthquake, storm, explosion, or Act of God.

9.2 If a Party or the Company is prevented from or delayed in carrying out any provision of this Agreement by reason of Force Majeure the Party or the Company whose performance is so prevented or delayed, upon prompt written notice thereof to the other Party, shall be excused from such performance to the extent and during the period of such prevention or delay.

9.3 This Article 9 shall not be available to a Party if such Party fails to use reasonable diligence to remedy by the applicable situation described in Article 9.1 hereof with reasonable dispatch or if such applicable situation is caused by such Party.

ARTICLE 10—Assignment

10.1 Except as provided in Article 10.2 hereof, this Agreement shall not be assigned or transferred in whole or in part by any Party without the prior written consent of the other Party. Any attempted assignment in contravention of this Agreement shall be void and of no effect.

10.2 If a Party owns no shares in the Company, any Affiliated Person of such Party which owns or acquires shares of the Company ipso facto shall be substituted as a Party to this Agreement in the place and stead of such Party and shall have all the rights and obligations hereunder of such Party. If a Party transfers all of its shares of the Company to a third party in accordance with Article 3 hereof, such third party ipso facto shall be substituted as a Party to this Agreement in the place and stead of such Party and shall have all the rights and obligations hereunder of such Party. The Parties, the Company, the Affiliated Person or such third party, as the case may require, shall enter into such agreement or formal document, if any, as may be necessary or desirable fully to give effect to the intent of this Article 10.2. The Party owning no shares or transferring such shares shall be obligated to cause its Affiliated Person or such third party to enter into said agreement or document.

ARTICLE 11—Successors

The terms “ASE” or “COMPEQ” and “Party” or “Parties” wherever appearing in this Agreement shall be construed to include their respective successors, heirs, legatees, administrators, executors, and permitted assigns, as the context may require, and this Agreement shall be binding upon and shall inure to the benefit of them absolutely.

ARTICLE 12—Representations and Warranties

The Parties declare and warrant with the express intent that the provisions of this Agreement shall continue to have full force and effect, notwithstanding any change in the shareholdings of the Company as may at any time hereafter occur, that all the business and affairs of the Company shall be carried out in accordance with the strictest standards of business ethics and codes of conduct and that in no circumstances shall the Company be allowed, either directly or indirectly, to engage in or otherwise be concerned with any transaction, practice, method or arrangement which is illegal, dishonest or improper. The Parties further represent and warrant that all dealings with the Company and the Shareholders or any affiliates of any Shareholder shall be at normal arm’s length terms and no Party shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

ARTICLE 13—Language of Agreement

13.1 This Agreement has been written and signed in English. If there is any translation in other languages, English version shall always prevail.

13.2 The Parties represent that their official representatives who have negotiated, written and signed this Agreement are capable of understanding all the terms and conditions hereof.

ARTICLE 14—Governing Law

The interpretation, validity and performance of this Agreement shall be governed by the laws of the ROC.

ARTICLE 15—Dispute Solution

15.1 The Parties agree that they will make all efforts to settle by friendly means all differences of opinion which might result from this Agreement. All dispute arising in connection with this Agreement shall be finally settled by arbitration, with due regard for the reasonable expectations of the respective Parties in light of the background and purpose of this Agreement.

15.2 The arbitration shall be referred to the Arbitration Association of the ROC and held at Taipei in accordance with the Arbitration Law of the ROC and the Rules for the Arbitration Procedure of the Arbitration Association of the ROC by three (3) arbitrators. Any arbitral board constituted pursuant to this Agreement shall apply the laws of the ROC.

ARTICLE 16—Notices

16.1 Written notices and other communications required or permitted to be given under this Agreement may be delivered by hand, or sent by mail, by telex, or by fax transmission, appropriately addressed as follows:

(a)	To ASE

(i)	By hand or mail— Rm. 1901, TWTC Int’l Trade Bldg., 19/F, 333, Keelung Rd., Sec.1, Taipei 110, Taiwan, R.O.C.

(ii)	By facsimile - +886-2-2757-6121

(b)	To COMPEQ

(i)	By hand or mail— 91, Lane 814, Ta-Hsin Rd., Shin Chuang Village, Lu Chu Hsiang, Taoyuan Hsien, Taiwan, R.O.C.

(ii)	By facsimile— +886-3-3138150

16.2 Each Party may change its address or addresses under Article 16.1 by giving written notice of the changes to the other Party.

ARTICLE 17—General Provisions

17.1 Costs and expenses associated with the negotiation, preparation and conclusion of this Agreement and the agreements and documents contemplated herein shall be borne by the Party or Parties incurring such costs and expenses. All costs and expenses incurred for and after the incorporation of the Company shall be borne by the Company.

17.2 This Agreement and its exhibits constitute the entire agreement among the Parties. Each Party represents that in entering into this Agreement it does not rely on any previous representations, whether express or implied, or on any prior inducement or agreement of any kind or nature. All prior negotiations, representations, letters of intent, contracts or agreements in respect of the subject matter of this Agreement are hereby deemed canceled.

17.3 If there is any inconsistency between this Agreement and the Articles of Incorporation of the Company, the provisions of this Agreement will prevail and to the extent permitted by the Company Law, the Company shall amend the Articles of Incorporation to reflect the provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been made and entered into on the day and year first written above.

Advanced Semiconductor Engineering, Inc.		Compeq Manufacturing Co., Ltd.

By:	/s/ JASON CHANG	By:	/s/ T. L. LIN

	Name: Jason Chang		Name:	T. L. Lin
	Title: Chairman		Title:	President